EXHIBIT 10.1

METRO ONE TELECOMMUNICATIONS, INC.

RETENTION PLAN

PURPOSE

In the wake of the current downsizing as a result of the loss of its Nextel business, Metro One considers it in the best interests of the company to foster the continuous employment of certain employees who possess specialized knowledge critical to the company’s business.   This Retention Plan is applicable only for the purpose of the current circumstances and does not apply to other circumstances or events.

PARTICIPANTS

Employees eligible for Retention Incentives will be selected by the Board of Directors or its designee based on one or all of the following:

•                  Position held

•                  Skills

•                  Relative importance of skills to required tasks

AGREEMENT

A written agreement containing the eligibility criteria and terms of payment must be signed and dated by the eligible employee and the CEO.

DURATION

The retention period will be determined by the Board of Directors or its designee based on the circumstances, the financial condition of the company, the specific tasks to be provided by the employee, including any follow-up that may be required.

AMOUNT

Employees are eligible to receive up to three weeks’ base pay per year of service at the employee’s current rate, with a minimum payment of 26 weeks base pay at the employee’s current rate.  Exceptions may be made by the Board of Directors at the recommendation of the Chief Executive Officer.

PAYMENT OF RETENTION

Retention will be paid in three incremental installments during the term of the retention, provided the following conditions are met: (1) the employee maintains adequate performance during the specified retention period, (2) the employee continues his/her employment with Metro One through the end of the retention period; (3) the employee signs a release of claims in substantially the same form as Exhibit A to the Retention Agreement.

The first payment of 25% of the total retention incentive will be made on the first regular pay day after the Retention Agreement is signed.  The second payment of 25% will be paid half way through the retention period.  The third payment of 50% will be paid at the end of the retention period, after the Release has been signed and the revocation period in the Release has expired.  If employment ends during the retention period due to employee’s resignation, poor performance, or unacceptable behavior, no retention will be paid.   If Metro One terminates the employee’s employment without cause, or the employee terminates his or her employment for Good Reason prior to the end of the retention period, the remaining retention amount will be paid.  For the purpose of this plan, Good Reason means:

•                  a reduction in the employee’s upward reporting responsibility, titles, or offices in effect on the date the Retention Agreement is signed by the employee (the Effective Date), or any change in duties that has the effect of materially diminishing the employee’s responsibility or authority;

•                  a reduction in the employee’s compensation in effect on the Effective Date;

•                  a requirement that employee be based anywhere other than within 25 miles of employee’s job location on the Effective Date; or

•                  without replacement by plans or programs which, taken as a whole, provide benefits similar to those discontinued or adversely affected, a material reduction in any bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan or program in which the employee is participating on the Effective Date.

(FORM OF)

RETENTION AGREEMENT

This Retention Agreement (Agreement) is between Metro One Telecommunications, Inc. (Company) and                                  (Employee).

RECITALS

A.            Company considers it in its best interests to foster the continuous employment of Employee in his/her present position.

B.            Company acknowledges the possibility that it may undergo further downsizing and other changes that may foster uncertainty and questions by Employee that could result in the departure or distraction of Employee to the detriment of Company.

C.            Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to his/her assigned duties without distraction in the face of potentially disturbing circumstances arising from the potential changes that may occur at Company.

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

I.                                         AGREEMENT

1.             Term of Agreement.  The term of this Agreement is from                                                                                           to                                                                                              (the Retention Period).

2.             Retention Incentive.  The minimum Retention Incentive payable under this Agreement shall be twenty-six weeks of base pay at Employee’s current rate, provided Employee meets all eligibility criteria under paragraph 3.  Generally the maximum Retention Incentive payable under this Agreement is equal to three weeks of the Employee’s base pay at Employee’s current rate multiplied by the Employee’s years of service.  Exceptions may be made by the Board of Directors at the recommendation of the Chief Executive Officer.

3.             Eligibility for Retention Incentive.  The Retention Incentive, less applicable withholdings, will be paid in three installments provided the following conditions are met: (1) Employee continues his/her employment with Company through the end of the Retention Period, (2) Employee maintains adequate attendance and performance during the Retention Period, and (3) Employee signs a release of claims in substantially the same form as Exhibit A to this Agreement.  If Company terminates Employee’s employment without Cause (defined below) or Employee resigns for Good Reason (defined below) prior to the end of the Retention Period, Employee will receive the full Retention Incentive.  If Employee resigns without Good Reason or is terminated for Cause during the Retention Period, Employee is ineligible for further Retention Incentive payments.

4.             Timing of Payments.  Twenty-five percent (25%) of the Retention Incentive will be paid on the first regular pay day after the Retention Agreement is signed, another twenty-five percent (25%) will be paid half way through the Retention Period, and the remaining fifty percent (50%) will be paid upon expiration of the revocation period set forth in Exhibit A to this Agreement.  If Employee is terminated without Cause or resigns for Good Reason prior to the end of the Retention Period, Employee will be paid any remaining installments in a lump sum upon expiration of the revocation period set forth in Exhibit A to this Agreement.

5.             Effect of Termination.

(a)           Voluntary Resignation or Termination for Cause.  Except as provided in paragraph 5(b), Company will have no obligation to pay Employee any further Retention Incentive in the event Employee resigns or Company terminates Employee’s employment for Cause at any time through the end of the Retention Period.  For the purpose of this Agreement, Cause means:

(1)           Employee is convicted of a felony;

(2)           Employee engages in misappropriation of Company’s funds or assets;

(3)           Employee engages in dishonesty, disloyalty, and/or fraud in connection with Company;

(4)           Employee violates any agreement with Company regarding restrictions on competition, the disclosure of confidential information and/or the assignment of intellectual property or inventions;

(5)           Employee engages in conduct which has or causes a diminishing effect on Company’s reputation, goodwill or business;

(6)           Employee fails to meet attendance and performance requirements under paragraph 3, refuses to perform his/her assigned duties, or engages in conduct that violates written Metro One policy.

(b)           Resignation for Good Reason.  If Employee terminates his or her employment for Good Reason prior to the end of the Retention Period, the remaining Retention Incentive will be paid.  For the purpose of this plan, Good Reason means:

(1)                                  A reduction in the employee’s upward reporting responsibility, titles, or offices in effect on the effective date of this Agreement (the Effective Date), or any change in duties that has the effect of materially diminishing the employee’s responsibility or authority;

(2)           A reduction in the employee’s compensation in effect on the Effective Date;

(3)           A requirement that employee be based anywhere other than within 25 miles of employee’s job location on the Effective Date of this Plan; or

(4)           Without replacement by plans or programs which, taken as a whole, provide benefits similar to those discontinued or adversely affected, a material reduction in any bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan or program in which the employee is participating on the Effective Date.

5.             At Will Employment.  Nothing in this Agreement constitutes a guarantee of continued employment or otherwise modifies the at will nature of Employee’s employment with Company.  Therefore, both Company and Employee retain the right to terminate the employment relationship at any time, with or without Cause or notice.

6.             Confidentiality.  It is expressly understood and agreed that Employee will keep both the fact and terms of this Agreement and Exhibit A to this Agreement confidential, and that Employee may not disclose the terms or conditions to anyone, except that Employee may disclose the contents of this Agreement as required by law and (1) to his/her immediate family, (2) to his/her lawyers, tax accountants and other advisors in order to seek advice about its provisions, and properly account for and report its effects, (3) to obtain enforcement of any of its provisions; provided anyone to whom Employee is authorized to disclose this Agreement agrees to be bound by the terms of this paragraph.

7.             Governing Law and Dispute Resolution.  This Agreement is governed by Oregon law, without regard to conflicts of law principles.  The parties agree that any dispute (1) concerning the interpretation, construction or breach of this Agreement, (2) arising from Employee’s employment or service with Company, or (3) relating to any compensation or benefits Employee may claim, shall be submitted to a mediator agreed upon by the parties for nonbinding confidential mediation in Portland, Oregon.  Each party shall bear their own costs of mediation.  If the matter cannot be resolved with the aid or the mediator, it shall be submitted to final and binding confidential arbitration in Portland, Oregon, pursuant to the rules of the American Arbitration Association or such other rules as agreed to by the parties.  The prevailing party shall be entitled to recover its reasonable costs, attorney fees and out-of pocket expenses relating to arbitration.  Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution.

8.             Severability.  The provisions of this Agreement are severable.  If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications.

9.             Section Headings.  The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

10.          Entire Agreement.  This Agreement, including Exhibit A to this Agreement, constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter.

This Agreement is not effective until it is signed by all parties.

EMPLOYEE	METRO ONE TELECOMMUNICATIONS, INC.

By:

Date:	Date: